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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                        Commission File Number: 000-27146

                               Amerin Corporation
                -----------------------------------------------
             (Exact Name of registrant as specified in its charter)

                  200 East Randolph Drive, 49th Floor, Chicago,
                      Illinois 60601-7125; (312) 540-0078
                -----------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
                -----------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                -----------------------------------------------
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      X         Rule 12h-3(b)(1)(i)       X
                      -------                             -------
Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
                      -------                             -------
Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
                      -------                             -------
Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                      -------                             -------
                                   Rule 15d-6
                                                          -------

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Radian Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 9, 1999                 By:   /s/ Howard S. Yaruss
                                      -----------------------------------------
                                        Name: Howard S. Yaruss
                                        Title: Senior Vice President, Secretary
                                               and General Counsel



Instruction: This form is required by Rule 12g-4. 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.